Exhibit 5.1

Letterhead of Eric B. Wilmer

June 3, 2019

Lincoln National Corporation
150 N. Radnor Chester Road
Radnor, Pennsylvania  19087

Ladies and Gentlemen:

I have acted as counsel to Lincoln National Corporation, an Indiana corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, with respect to the offer and sale of up to $10,000,000 principal amount of the Company’s Deferred Compensation Obligations (“Obligations”) under the Lincoln National Corporation Deferred Compensation Plan for Agents and Brokers (the “Plan”).  Terms defined in the Registration Statement and not otherwise defined herein are used with the meanings so defined.

In so acting, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.  I have also made such inquiries of such officers and representatives as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents.

Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that the Obligations issuable pursuant to the Registration Statement and the Plan will be, when issued in accordance with the terms of the Plan, validly issued, fully paid and nonassessable, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

The opinion herein is limited to the corporate laws of the State of Indiana, and I express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

I consent to the use of this opinion as an exhibit to the Registration Statement.  I also consent to any and all references to myself in the prospectus which is part of said Registration Statement.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                        Very truly yours,

                        /s/ Eric B. Wilmer
                        Eric B. Wilmer
                        Assistant Vice President, Senior Counsel